NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 14, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2007 fourth quarter operating profit of $2,008,000 on total revenue of $10,793,000, as compared to an operating loss of ($1,216,000) on total revenue of $7,252,000 for the 2006 fourth quarter.  For the 2007 full year, Griffin reported an operating profit of $9,417,000 on total revenue of $59,423,000, as compared to an operating profit of $334,000 on total revenue of $53,231,000 for the 2006 full year.

The increase in 2007 fourth quarter revenue and operating results principally reflects higher revenue and operating profit at Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division, and lower general corporate expense.  The increased revenue and operating profit at Griffin Land reflects a property sale closed in the 2007 fourth quarter and the recognition of previously deferred revenue and profit from the sale of land to Walgreen Co. that closed in the third quarter of fiscal 2006 and is being accounted for using the percentage of completion method.  A portion of the revenue and profit on the Walgreen land sale was deferred at the time the sale was closed and is being recognized as required road improvements are made.  Griffin Land’s operating results in the 2006 fourth quarter included the recognition of a minimal amount of previously deferred revenue and profit from the Walgreen land sale.  The lower corporate expense in the 2007 fourth quarter, as compared to the 2006 fourth quarter, principally reflects lower costs of compliance with Section 404 of the Sarbanes-Oxley Act.  Revenue at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, was slightly lower in the 2007 fourth quarter as compared to the 2006 fourth quarter, but operating results at Imperial were substantially unchanged in the 2007 fourth quarter as compared to the 2006 fourth quarter.

Griffin’s 2007 full year revenue and operating profit increased over its 2006 full year revenue and operating profit principally due to higher revenue and operating profit at Griffin Land and a lower operating loss at Imperial.  The results at Griffin Land principally reflect increased revenue and profit from property sales, which occur periodically but are not generally indicative of trends in Griffin Land’s real estate business.  Results of Griffin Land’s leasing operations in the 2007 full year increased over the 2006 full year, primarily as a result of new leases in 2007.  The leasing market for industrial space where Griffin Land’s properties are located softened in 2007 and has not yet shown signs of significant improvement.  The softening of the industrial market may result in slowing Griffin Land’s development of new buildings. Griffin Land is currently adding a 100,000 square foot industrial building in New England Tradeport, Griffin Land’s industrial park in Windsor and East Granby, Connecticut.  The market for office space where Griffin’s properties are located continues to be soft.

At Imperial, net sales decreased in the 2007 full year as compared to the 2006 full year, due principally to having less inventory available for sale in 2007 as a result of management’s decision to reduce inventories in 2006.  In addition, generally poor spring weather in 2007 hindered sales during Imperial’s peak selling season.  Despite the decrease in net sales, Imperial’s operating results improved in the 2007 full year as compared to the 2006 full year, principally due to higher gross profit, reflecting improved net pricing and lower delivery costs.  The improved pricing was due to price increases, including higher delivery charges, and a greater percentage of Imperial’s 2007 sales that were made to independent garden centers, the customer segment with the most favorable pricing for Imperial.  The lower delivery costs reflect Imperial expanding its base of trucking vendors in 2007 and improved routing of deliveries.  Imperial’s results were negatively impacted by charges for unsaleable inventories of $0.7 million in the 2007 full year and $0.8 million in the 2006 full year.

Griffin reported 2007 fourth quarter net income of $1,363,000 and basic and diluted net income per share of $0.27 and $0.26, respectively.  In the 2006 fourth quarter, Griffin reported a loss before the cumulative effect of a change in accounting principle of ($979,000) and a basic and diluted loss per share before the effect of a change in accounting principle of ($0.19), and a net loss of ($1,196,000) and a basic and diluted net loss per share of ($0.23).  For the 2007 full year, Griffin reported net income of $8,331,000 and basic and diluted net income per share of $1.62 and $1.58, respectively.  In the 2006 full year, Griffin reported a loss before the cumulative effect of a change in accounting principle of ($215,000) and a basic and diluted loss per share before the effect of a change in accounting principle of ($0.04), and a net loss of ($432,000) and a basic and diluted net loss per share of ($0.08).  The change in accounting principle in 2006 reflected the recording of the fair value of Griffin’s conditional asset retirement obligations.  The assets for which the retirement obligations were recorded were principally tobacco barns and other old structures on Griffin’s land holdings that have asbestos in their roofing materials.

Griffin’s 2007 full year results include a pretax gain of $2.9 million from the sale of 1.2 million shares of the approximately 6.5 million shares of common stock holdings in Centaur Media, plc (“Centaur Media”) that Griffin held at the beginning of the year.  Griffin may continue to sell a portion of its remaining holdings in Centaur Media, depending on the market price of that stock and the foreign currency exchange rate.  Griffin’s 2007 full year results also include $1.6 million of dividend income from Shemin Nurseries Holding Corp., of which Griffin holds an approximate 14% equity interest.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, a landscape nursery business.  Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.
      Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to Griffin’s development of new buildings, Griffin’s plans with respect to its holdings in Centaur Media and other factors described in our Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the year ended December 1, 2007.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 1, 2007		Dec. 2, 2006		Dec. 1, 2007		Dec. 2, 2006
Revenue
Landscape nursery net sales	$3,732		$3,999		$28,026		$31,465
Rental revenue and property sales	7,061	(1)	3,253	(1)	31,397	(1)	21,766	(1)
Total revenue	10,793		7,252		59,423		53,231

Operating profit (loss):
Landscape nursery business	(484)		(440)		(1,368)		(2,426)
Real estate business	3,380	(2)	354	(2)	15,081	(2)	6,966	(2)
General corporate expense	(888)		(1,130)		(4,296)		(4,206)
Total operating profit (loss)	2,008		(1,216)		9,417		334

Gain on sale of Centaur Media common stock	-		-		2,873		-

Interest expense	(815)		(621)		(3,154)		(2,880)

Investment income	912		748		3,930		2,319
Income (loss) before taxes	2,105		(1,089)		13,066		(227)

Income tax provision (benefit)	742		(110)		4,735		(12)

Income loss before cumulative effect of
change in accounting principle	1,363		(979)		8,331		(215)

Cumulative effect of change in accounting
principle, net of tax	-		(217)	(3)	-		(217)	(3)

Net income (loss)	$1,363		$(1,196)		$8,331		$(432)

Income (loss) per share
Basic:
Income (loss) before cumulative effect of change in
accounting principle	$0.27		$(0.19)		$1.62		$(0.04)
Cumulative effect of change in accounting
principle, net of tax	-		(0.04)		-		(0.04)
Net income (loss)	$0.27		$(0.23)		$1.62		$(0.08)

Diluted:
Income (loss) before cumulative effect of change in
accounting principle	$0.26		$(0.19)		$1.58		$(0.04)
Cumulative effect of change in accounting
principle, net of tax	-		(0.04)		-		(0.04)
Net income (loss)	$0.26		$(0.23)		$1.58		$(0.08)

Weighted average common shares outstanding
for computation of basic per share results	5,104		5,119		5,134		5,084

Weighted average common shares outstanding
for computation of diluted per share results	5,206		5,119		5,257		5,084

(1) Includes revenue from property sales of $3.4 million and $0.1 million in the 2007 and 2006 fourth quarters, respectively, and $17.2 million and $9.7 million in the 2007 and 2006 fiscal years, respectively. Included in revenue from property sales is $1.3 million and $0.1 million in the 2007 and 2006 fourth quarters, respectively, and $3.1 million and $7.9 million in the 2007 and 2006 fiscal years, respectively, from the sale of undeveloped land to Walgreen Co. that closed in fiscal 2006. That transaction is being accounted for using the percentage of completion method.

(2) Includes depreciation and amortization expense, principally related to real estate properties, of $1.2 million and $1.0 million in the 2007 and 2006 fourth quarters, respectively, and $4.5 million and $4.1 million in the 2007 and 2006 fiscal years, respectively.

(3) The cumulative effect of the change in accounting principle reflects the adoption of FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations an interpretation of FASB Statement No. 143." The assets for which the liability that was recorded in the fiscal 2006 fourth quarter relate to are certain old structures on Griffin's land holdings that contain asbestos in their roofing materials.